POWER OF ATTORNEY

 This statement confirms that I have authorized and

designated Lee R. Mitau and Laura F. Bednarski, and each

of them, as my attorney-in-fact to

execute and file on my behalf all Forms 3, 4 and 5

(including any amendments) that I may be required to file

with the Securities and Exchange Commission as a result

of my ownership of or transactions in securities of

U.S. Bancorp.  Their authority under Statement shall

continue until I am no longer required to file Forms 4

and 5 with regard to my ownership of or transactions in

securities of U.S. Bancorp, unless I revoke it earlier

writing.  I acknowledge that they are not assuming any of

my responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

Dated:  7/24/06

    /s/Richard B. Payne, Jr.

    Signature

    Richard B. Payne, Jr.

    Printed Name